EXHIBIT 99.1

KIRBY CORPORATION	Contact: Steve Holcomb 713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES PRELIMINARY RESULTS OF CASH OR STOCK ELECTIONS BY UNITHOLDERS OF K-SEA TRANSPORTATION PARTNERS L. P.

Houston, Texas (June 29, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today the preliminary results of elections by common unitholders of K-Sea Transportation Partners L.P. (“K-Sea”) (NYSE:KSP) to receive cash or a combination of cash and Kirby common stock in the previously announced merger between K-Sea and a subsidiary of Kirby that is scheduled to close in the first week of July.  K-Sea will survive the merger as a wholly owned subsidiary of Kirby.

There are a total of 19,160,394 K-Sea common units outstanding and another 388,939 phantom units issued under K-Sea’s long-term incentive plan that are treated as common units for purposes of the merger, for a total of 19,549,333 common units.  The holders of 9,482,717 K-Sea common units elected to receive merger consideration consisting of $8.15 in cash for each common unit.  The holders of 7,242,915 K-Sea common units elected to receive consideration consisting of $4.075 in cash and 0.0734 of a share of Kirby common stock for each common unit.  The holders of 2,823,701 K-Sea common units made no election by the deadline of 5:00 p.m., New York time, on June 28, 2011, and will therefore receive consideration consisting of $8.15 in cash for each common unit.

In addition, the holder of 19,178,120 K-Sea preferred units will receive merger consideration consisting of $4.075 in cash and 0.0734 of a share of Kirby common stock for each unit, the holder of 202,447 general partner units will receive $8.15 in cash for each unit and the holder of K-Sea’s incentive distribution rights will receive $18 million in cash.

Based on elections received, the total merger consideration to K-Sea equity holders (excluding the refinancing of K-Sea debt and the fees associated with the transaction) will consist of approximately $228,000,000 in cash and approximately 1,939,000 shares of Kirby common stock.  Those totals are preliminary estimates and remain subject to verification of elections and the payment of cash in lieu of fractional shares.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications, and distributes and services high-speed diesel engines, transmissions, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  The proposed merger transaction involving Kirby and K-Sea will be submitted to the unitholders of K-Sea for their consideration.  In connection with the proposed merger, Kirby has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a proxy statement of K-Sea and a prospectus of Kirby.  The definitive proxy statement/prospectus has been mailed to the unitholders of K-Sea.  INVESTORS AND SECURITY HOLDERS OF K-SEA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT KIRBY, K-SEA AND THE PROPOSED MERGER.

Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Kirby and K-Sea through the SEC’s website at www.sec.gov.  Free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC can also be obtained from Kirby’s website at www.kirbycorp.com.

Kirby and its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed merger.  Information regarding Kirby’s directors and executive officers is available in its Annual Report on form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 25, 2011, and its proxy statement for its 2011 Annual Meeting of stockholders, which was filed with the SEC on March 10, 2011.  Other information regarding the participants in the proxy solicitation, and a description of their direct and indirect interests, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.